SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2004

CCO HOLDINGS, LLC
CCO HOLDINGS CAPITAL CORP.
(Exact name of registrants as specified in their charters)

Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-112593 333-112593-01	86-1067239 20-0257904
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrants' telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 1, 2004, CCO Holdings, LLC and CCO Holdings Capital Corp. (together, the Issuers), entered into a purchase agreement (the Agreement) with Credit Suisse First Boston LLC and Citigroup Global Markets, Inc. as representatives of several purchasers. In the Agreement, the Issuers agreed to issue and sell, in a private transaction under Rule 144A, $550 million in principal amount of Senior Floating Rate Notes due 2010 (the Notes). The Notes will have a six-year term and a two-year non-call and will be redeemable at the Issuers' option from December 15, 2006 until December 14, 2007 for 1.02% of the principal amount; from December 15, 2007 until December 14, 2008 for 1.01% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest. The Notes will have an annual interest rate equal to The London Interbank Offer Rate (LIBOR) plus 4.125%, reset and payable quarterly.

In the Agreement, the Issuers agreed to issue the Notes with the benefit of a Registration Rights Agreement and under an Indenture, each with terms (other than those terms set forth in the preceding paragraph) substantially similar to the terms of the Issuers' existing 8.75% senior notes.

It is expected that the net proceeds from the sale of the Notes will be used to pay down debt and for general corporate purposes. Subject to the satisfaction of closing conditions, the Company anticipates that the sale will be completed on or about December 15, 2004.

A copy of the purchase agreement is being filed with this report as Exhibit 10.1.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibit is filed pursuant to Item 1.01:

Exhibit Number	Description
10.1	Purchase agreement dated December 1, 2004.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CCO Holdings, LLC and CCO Holdings Capital Corp. have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

CCO HOLDINGS, LLC
Registrant
By: CHARTER COMMUNICATIONS, INC., Sole Manager

Dated: December 7, 2004

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer,
Senior Vice President and Corporate Controller
(Co-Principal Financial Officer and Principal
Accounting Officer)

CCO HOLDINGS CAPITAL CORP.
Registrant

Dated: December 7, 2004

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer,
Senior Vice President and Corporate Controller
(Co-Principal Financial Officer and Principal
Accounting Officer)

EXHIBIT INDEX
Exhibit Number	Description
10.1	Purchase agreement dated December 1, 2004.*

* filed herewith